Exhibit 3.1

CERTIFICATE OF MERGER

OF

QUARTERBACK MERGER SUB CORP.

(a Delaware corporation)

WITH AND INTO

B/E AEROSPACE, INC.

(a Delaware corporation)

* * * * *

Pursuant to Title 8, Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”), B/E Aerospace, Inc., a Delaware corporation (the “Corporation”), in connection with the merger of Quarterback Merger Sub Corp., a Delaware corporation (“Merger Sub”), with and into the Corporation (the “Merger”), does hereby certify:

FIRST:  The name and state of incorporation of each of the constituent corporations to the Merger (the “Constituent Corporations”) are:

Name	State of Incorporation
B/E Aerospace, Inc.	Delaware
Quarterback Merger Sub Corp.	Delaware

SECOND: An Agreement and Plan of Merger, dated as of October 23, 2016 (the “Merger Agreement”), by and among the Corporation, Merger Sub and Rockwell Collins, Inc., setting forth the terms and conditions of the Merger, has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 of the DGCL (and, with respect to Merger Sub, by a written consent of its sole stockholder in accordance with Section 228 of the DGCL).

THIRD:  The Corporation shall be the surviving corporation in the Merger (the “Surviving Corporation”).  The name of the Surviving Corporation shall be B/E Aerospace, Inc..

FOURTH: The Certificate of Incorporation of the Corporation as in effect immediately prior to the effective time of the Merger shall be amended and restated in its entirety to read as set forth on Exhibit A attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation and shall continue in full force and effect until it is further amended as provided therein and in accordance with the DGCL.

FIFTH: The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL.

SIXTH:  The executed Merger Agreement is on file at an office of the Surviving Corporation at 1400 Corporate Center Way, Wellington, FL 33414.

A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

(Remainder of page intentionally left blank)

2

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed by its duly authorized officer this 13th day of April, 2017.

B/E Aerospace, Inc.

By:	/s/ Joseph T. Lower
	Name:	Joseph T. Lower
	Title:	Chief Financial Officer

EXHIBIT A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF B/E AEROSPACE, INC.

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

B/E AEROSPACE, INC.

FIRST:  The name of the corporation is B/E Aerospace, Inc. (the “Corporation”).

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.  The name of its registered agent at that address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”).

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, each having a par value of one cent ($0.01).

FIFTH:  The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1)  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2)  The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

(3)  The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation.  Election of directors need not be by written ballot unless the By-Laws so provide.

(4)  In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

SIXTH:  Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide.  The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

A-1

SEVENTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

EIGHTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, all rights conferred upon stockholders herein are granted subject to this reservation.

NINTH:  With respect to acts or omissions occurring at or prior to the effective time of the merger between the Corporation and Quarterback Merger Sub Corp. (the “Effective Time”), this Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and, upon request, advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation prior to the Effective Time or while a director or officer is or was serving, prior to the Effective Time, at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans,  against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Article 9 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this Article 9 shall not adversely affect any right or protection of a director or officer of this Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

TENTH: With respect to acts or omissions occurring at or prior to the Effective Time, a director of this Corporation shall not be liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liabilities is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined. Any repeal or modification of the foregoing provisions of this Article 10 shall not adversely affect any right or protection of a director or officer of this Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

* * * * *

A-2